UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
______________________
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2017
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NEENAH PAPER, INC.
(Exact Name Of Registrant As Specified In Charter)
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Delaware    001-32240    20-1308307
    (State of Incorporation)    (Commission File No.)    (I.R.S. Employer
            Identification No.)
3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)
(678) 566-6500
(Registrant's telephone number, including area code)
Not applicable
(Former name or address, if changed since last report)
______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 25, 2017, the Compensation Committee amended and restated the Neenah Executive Severance Plan (the “Plan”) to be effective as of April 1, 2017. The primary purposes of the Plan are to amend and restate the terms of the prior version of the Plan, to enhance recruitment and retention of key executives, and provide continuity in Neenah Paper, Inc. (“Neenah”) in the event of a change of control.
Plan Summary
The Plan provides certain severance benefits upon specified terminations of employment and also categorizes the participating officers as either “Tier 1,” “Tier 2” or “Tier 3” Participants, with varying benefit amounts provided to the different officers. All named executive officers are currently in the Tier 1 category.
Participation in the Plan is limited to those key employees of Neenah and its Affiliates (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan) who are executive officers designated as eligible by the Compensation Committee or other employees designated as eligible by the Chief Executive Officer.
As discussed below, the Plan provides certain benefits in the event of a termination of an eligible officer’s employment either involuntarily by Neenah without Cause or by the officer for Good Reason (either, a “Qualifying Termination”).
Upon a named executive officer’s Qualifying Termination within two years following a Change of Control, the Plan provides that each named executive officer will be entitled to a lump sum payment of (i) two times his or her annual base salary; (ii) the amount of bonus under Neenah’s Management Incentive Plan that he or she has earned through the date of the Change of Control plus two times his or her target annual bonus; (iii) any profit-sharing contributions or pension plan benefits forfeited as a result of such termination; (iv) the amount of profit-sharing contributions or pension plan benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two‑year period following his or her termination; and (v) the cost of medical and dental COBRA premiums for a period of two years. In addition, the officer will become fully vested in his or her account under the Neenah Paper Deferred Compensation Plan and in any awards under the Amended and Restated Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Plan.
Upon a named executive officer’s Qualifying Termination that does not occur within two years after a Change of Control, the named executive officer will be entitled to a lump sum payment equal to one and one-half times his or her base salary.
In addition to the above benefits, upon a Qualifying Termination at any time, each named executive officer will be eligible to receive reimbursement for outplacement services for a period of two years, in an amount not to exceed $50,000.

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The Plan does not include any tax gross-up or other tax indemnity relating to payments under the Plan. The Plan also provides for reduction of the aggregate compensation due to an eligible officer to avoid triggering excise taxes on golden parachute payments under Section 4999 of the Internal Revenue Code and regulations thereunder, but only if the reduction would result in the officer retaining a larger after-tax amount than he or she would otherwise receive if the full amount was paid and the excise tax applied. No severance benefits are payable under the Plan unless an irrevocable general release of claims is executed by the eligible officer.
The foregoing summary description of the terms of the Neenah Executive Severance Plan is not intended to be complete and is qualified in its entirety by reference to the complete text of the Plan attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Executive Severance Plan, as amended and restated effective as of April 1, 2017

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)
Date: April 25, 2017	/s/ Steven S. Heinrichs
Steven S. Heinrichs Senior Vice President, General Counsel and Secretary

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EXHIBIT INDEX
Exhibit No.         Description of Exhibit
10.1             Executive Severance Plan

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